Exhibit 5.1

October 13, 2011

Ubiquiti Networks, Inc.

91 East Tasman Drive

San Jose, CA 95134

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-174974), as amended (the “Registration Statement”), filed by Ubiquiti Networks, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 8,093,964 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), of which up to 2,395,328 shares will be issued and sold by the Company and up to 5,698,636 shares (including up to 1,055,734 shares issuable upon exercise of an over-allotment option granted by entities affiliated with Summit Partners, L.P.) will be sold by certain selling stockholders (the “Selling Stockholders”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form of which is filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale by the Company and certain of the Selling Stockholders of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We express no opinion herein as to the laws of any state or jurisdiction other than the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting those laws and provisions, and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that (1) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable and (2) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and are nonassessable; provided, however, with respect to those Shares to be sold by certain of the Selling Stockholders that will be issued upon the exercise of vested options prior to such sale, such Shares will be validly issued, fully paid and nonassessable when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.